Exhibit 2.1
MASTER TRANSACTION AGREEMENT
     This is a Master Transaction Agreement dated as of February 12, 2010, among (i) LY Holdings, LLC (“LY Holdings”), a Kentucky limited liability company, (ii) Libra Alliance Corporation (“Libra”), a Nevada corporation, and (iii) those additional parties joining in this Agreement through a joinder provision included in the various contribution agreements referred to below.
Recitals
     A. The parties to this Agreement are all parties to an exchange of property for stock (the “Exchange Transaction”) qualifying for tax-free exchange treatment under Section 351 of the Internal Revenue Code of 1986 (the “Code”).
     B. In the Exchange Transaction, Libra will issue common and preferred stock to each of the other parties to this Agreement in transaction governed by the separate agreements and instruments referred to in this Agreement below.
     C. Certain parties to the Exchange Transaction shall join in this Agreement through various exchange agreements and instruments executed in connection with the documentation and implementation of each respective party’s part of the overall Exchange Transaction.
     THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
     1. LY Holdings and the other parties to this Agreement (including Libra) agree, pursuant to the various contribution agreements and instruments referred to in this Agreement, to exchange certain property for Libra common and yet to be authorized preferred stock, in a transaction that is intended to qualify as a tax-free unified exchange of property for stock under Section 351 of the Code.
     2. The Exchange Transaction shall include the exchange by LY Holdings of its 100% membership interest in Lightyear Network Solutions, LLC for Libra common and yet to be authorized preferred stock, in a transaction governed by a Securities Exchange Agreement dated as of February 12, 2010, a copy of which is attached to this Agreement as Attachment A.
     3. The Exchange Transaction shall include the exchange by certain noteholders of LY Holdings of their LY Holdings promissory notes for Libra common stock, in transactions governed by certain Securities Contribution Agreements, each dated as of February 12, 2010, copies of which are attached to this Agreement as Attachment B.

     4. The parties contemplate that Libra may raise additional capital by the sale of stock in public or private transactions following the closing of the transactions contemplated by this Agreement; provided, however, that neither the Exchange Transaction nor any other transaction contemplated by this Agreement or the agreements and instruments referred to in this Agreement are conditioned upon any follow-up offering of Libra common or preferred stock, nor is there any binding agreement or understanding with regard to any follow-up offering of Libra common or preferred stock.
     5. Prior to, and following the closings described in the agreements and instruments attached to this Agreement, parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement. This Agreement, together with the agreements and instruments attached to this Agreement, contain the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by each of the parties to this Agreement. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns. This Agreement is not intended and must not be construed to create any rights in any parties, and no person may assert any rights as a third party beneficiary. The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of any other provision. The execution, interpretation, and performance of this Agreement will be governed by the laws of the Commonwealth of Kentucky, without regard to or application of its conflicts of law principles.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Master Transaction Agreement as of the date first above written.

LIBRA ALLIANCE CORPORATION
By	/s/ April Erickson
Title:	President

LY HOLDINGS, LLC
By	/s/ J. Sherman Henderson, III
Title:	CEO and President

AND SUCH OTHER PARTIES JOINING IN THIS AGREEMENT THROUGH A SEPARATE INSTRUMENT

     IN WITNESS WHEREOF, the parties hereto have duly executed this Master Transaction Agreement as of the date first above written.

By

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